Exhibit 99.1

HubSpot Announces Mike Berry Joins Board of Directors

CAMBRIDGE, MA (April 1, 2026) — HubSpot, Inc. (NYSE: HUBS), the agentic customer platform for scaling companies, announced today that Mike Berry, Chief Financial Officer of MongoDB, has been appointed to the company’s Board of Directors, effective April 1, 2026. Berry brings more than 30 years of experience in finance, operations, and general management across the technology industry, with a track record of driving profitable growth at leading public technology companies.

Berry joins HubSpot's board as the company continues to scale its operations and deepen its financial discipline across global markets.

As CFO of MongoDB, Berry oversees the company's global finance organization, including financial strategy, planning and analysis, accounting, and investor relations. He has served as CFO at several companies across the technology industry, including NetApp and McAfee. Berry holds a bachelor's degree in finance from Augsburg College and an MBA from the University of St. Thomas. He also serves on the board of directors of Rapid7 and Calix.

"Mike is an exceptional leader with deep financial expertise, a strong track record in governance, and a clear understanding of how AI is changing the technology landscape," said Yamini Rangan, CEO of HubSpot. "His vast experience as a CFO at scaling companies, combined with his cybersecurity governance expertise, will be invaluable as we scale HubSpot's agentic customer platform globally. Mike is among the most trusted finance stewards in our industry, and we're thrilled to welcome him to our board."

"I've spent my career working with technology companies at pivotal moments of growth, and HubSpot is squarely in that moment,” said Mike Berry. “The combination of a loyal customer base, a differentiated AI roadmap, and a leadership team with real operational focus makes this an exciting time to join the board."

About HubSpot

HubSpot (NYSE: HUBS) is the agentic customer platform that helps businesses connect and grow better. HubSpot delivers seamless connection for customer-facing teams with a unified platform that includes AI-powered engagement hubs, a Smart CRM, and a connected ecosystem with over 2,000 App Marketplace integrations, a community network, and educational content. Learn more at www.hubspot.com.